EXHIBIT j

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement of the Catholic Values Investment Trust (1993 Act File No. 333-17161) on behalf of the Catholic Values Investment Trust Equity Fund of our report dated February 16, 2001, included in the Annual Report to Shareholders for the year ended December 31, 2000, in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the caption "Independent Certified Public Accountants" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 26, 2001